EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:
Mark C. Brown, Senior Vice President and Chief Financial Officer (703) 247-2514
Sonya Udler, Vice President, Corporate Communications (703) 247-2517 sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD
SECOND QUARTER 2005 ENROLLMENT, REVENUES AND EARNINGS

— Strayer Second Quarter Revenues Up 18% —
— Strayer Second Quarter Diluted EPS of $0.85 —
— Strayer Summer 2005 Total Enrollments Up 22%, New Students Up 27% —
— Third Atlanta, Georgia Campus Opened for Fall Term —

ARLINGTON, Va., July 28, 2005 —Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2005. Financial highlights are as follows:

Three Months Ended June 30

•	Revenues for the three months ended June 30, 2005 increased 18% to $55.2 million, compared to $46.8 million for the same period in 2004, due to increased enrollment and a 5% tuition increase which commenced in January 2005.

•	Income from operations rose 6% to $19.5 million from $18.4 million for the same period in 2004. Operating income margin was 35.3% compared to 39.2% for the same period in 2004 as the Company continues to invest for growth.

•	Net income rose 10% to $12.5 million compared to $11.4 million for the same period in 2004. Earnings per diluted share rose 13% to $0.85 compared to $0.75 for the same period in 2004, as diluted weighted average shares outstanding decreased to 14,791,000 from 15,164,000 for the same period in 2004.

Six Months Ended June 30

•	Revenues for the six months ended June 30, 2005 increased 20% to $111.4 million, compared to $92.9 million for the same period in 2004, due to increased enrollment and a 5% tuition increase effective for 2005.

•	Income from operations rose 14% to $42.0 million from $36.9 million for the same period in 2004. Operating income margin was 37.7%, compared to 39.7% for the same period in 2004.

•	Net income rose 16% to $26.6 million compared to $22.9 million for the same period in 2004. Earnings per diluted share rose 19% to $1.79 compared to $1.51 for the same period in 2004, as diluted weighted average shares outstanding decreased to 14,870,000 from 15,128,000 for the same period in 2004.

"We are pleased with our financial results and our strong enrollment for the summer term," said Robert Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. "During the second quarter, we successfully opened two new campuses, one in Greensboro, North Carolina and the other in Columbia, South Carolina. We now look forward to the opening of our third Atlanta campus for the fall term."

Balance Sheet and Cash Flow

At June 30, 2005, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $111.3 million and no debt. The Company generated $25.0 million from operating activities in the first six months of 2005. Capital expenditures were $7.8 million for the same period.

During the three months ended June 30, 2005, the Company spent $22.0 million for the repurchase of 251,238 shares of common stock at an average price of $87.59 per share as part of a previously announced common stock repurchase authorization.

In the second quarter 2005, bad debt expense as a percentage of revenue was 2.5% compared to 2.2% for the same period in 2004. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was eight days at the end of the second quarter 2005, compared to nine days for the same period in 2004.

Student Enrollment

Enrollment at Strayer University for the 2005 summer term increased 22% to 20,757 students compared to 17,028 for the same term in 2004. For the 2005 summer term, as compared to the 2004 summer term, Strayer University's rate of growth of continuing students was 21% and its rate of growth of new students was 27%. Out-of-area online students increased 47%, while students taking 100% of their classes at Strayer University Online (including campus based students) increased 33%. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the 2005 summer term is 14,137.

Student Enrollment

	Summer 2004	Summer 2005	% Change
Campus Based Students:
New Campuses (14 in operation 3 or less years)
Classroom	677	1,470	117%
Online	955	1,928	102%
Total New Campus Students	1,632	3,398	108%
Mature Campuses (20 in operation 4 or more years)
Classroom	7,387	7,393	0%
Online	6,420	7,633	19%
Total Mature Campus Students	13,807	15,026	9%
Total Campus Based Students	15,439	18,424	19%
Online Based Students (out of area)	1,589	2,333	47%
Total Students	17,028	20,757	22%
Total Students Taking 100% of Courses Online	8,964	11,894	33%
Total Students Taking at Least 1 Course Online	10,775	14,137	31%

New Campus Openings

The Company reported today that it opened one new campus in Atlanta, Georgia for the fall term, its third campus in that area and its fifth new campus opening in 2005. This new campus increases the total number of Strayer University campuses to 35.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared a quarterly common stock cash dividend of $0.125 per share. This dividend will be paid on September 12, 2005 to shareholders of record as of August 29, 2005.

Share Repurchase Plan

The Company announced today that, since it had utilized the remaining authorization under its $65 million common share repurchase program during the second quarter of 2005, the Company's Board of Directors amended the share repurchase program to authorize the repurchase of an additional $25 million in value of the Company's common stock over the next 17 months. These share repurchases, if made, will be in the form of open market purchases from time to time at the discretion of the Company's management, depending on market conditions and other corporate considerations. The Company intends to effect such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share repurchase program may be modified, suspended or terminated at any time by the Company without notice.

Business Outlook

Based on the enrollment growth announced for the 2005 summer term, the Company estimates third quarter 2005 diluted EPS will be in the range of $0.41 - $0.43.

Stock Option Activity

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $11.9 million and $0.80 per share, respectively, for the three months ended June 30, 2005, and $25.4 million and $1.71 per share, respectively, for the six months ended June 30, 2005.

The following assumptions were used to estimate fair value as of the date of grant using the Black-Scholes option pricing model:

	2004	2005
Dividend yield	0.24%	0.48%
Risk-free interest rates	3.8%	3.8%
Volatility	34%	34%
Expected option term (years)	6.1	6.1
Weighted average fair value of options granted during the year	$47.70	$41.18

Calculation of Total Potential Share Issuance

The table below sets forth the Company's total current and potential common shares outstanding (in thousands):

Current
Common shares issued and outstanding at 6/30/05	14,391
Issued stock options using Treasury Stock Method	260
Total current	14,651
Potential
Total issued stock options, less options accounted for using the Treasury Stock Method above	822
Authorized but unissued options	549
Total potential	1,371
Total current and potential common shares	16,022

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2005 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 902675) starting at 1:00 p.m. (ET) today and will be available through Tuesday, August 2, 2005 and then archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 23,000 working adult students at 35 campuses in 8 states in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
Revenues	$46,811	$55,249	$92,917	$111,402
Costs and expenses:
Instructional and educational support	16,533	20,032	31,724	38,491
Selling and promotion	6,320	8,653	12,404	17,316
General and administrative	5,596	7,072	11,916	13,615
Total costs and expenses	28,449	35,757	56,044	69,422
Income from operations	18,362	19,492	36,873	41,980
Operating Income Margin	39.2%	35.3%	39.7%	37.7%
Investment and other income	364	795	682	1,405
Income before income taxes	18,726	20,287	37,555	43,385
Provision for income taxes	7,323	7,762	14,685	16,769
Net income	11,403	12,525	22,870	26,616
Preferred stock dividends and accretion...	279	—	1,389	—
Net income available to common stockholders	$11,124	$12,525	$21,481	$26,616
Net income per share:
Basic	$0.80	$0.86	$1.70	$1.82
Diluted	$0.75	$0.85	$1.51	$1.79
Weighted average shares outstanding:
Basic	13,957	14,531	12,631	14,596
Diluted	15,164	14,791	15,128	14,870

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	At December 31, 2004	At June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$97,004	$85,601
Marketable securities available for sale, at fair value	25,753	25,670
Income taxes receivable	—	858
Tuition receivable, net of allowances for doubtful accounts of $1,301 and $1,376 at December 31, 2004 and June 30, 2005, respectively	41,669	46,563
Student loans receivable – held for sale	29	6
Other current assets	3,679	4,531
Total current assets	168,134	163,229
Property and equipment, net	41,137	45,898
Restricted cash	500	500
Other assets	343	343
Total assets	$210,114	$209,970
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,971	$6,770
Accrued expenses	2,318	1,362
Income taxes payable	6,060	—
Unearned tuition	42,059	47,631
Total current liabilities	55,408	55,763
Deferred income taxes	1,077	1,107
Long-term liabilities	4,707	6,256
Total liabilities	61,192	63,126
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,669,487 and 14,390,717 shares issued and outstanding at December 31, 2004 and June 30, 2005, respectively	147	144
Additional paid-in capital	140,943	115,948
Retained earnings	7,983	30,952
Accumulated other comprehensive income (loss)	(151)	(200)
Total stockholders' equity	148,922	146,844
Total liabilities and stockholders' equity	$210,114	$209,970

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts in thousands)

	For the six months ended June 30,
	2004	2005
Cash flow from operating activities:
Net income	$22,870	$26,616
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	327	74
Depreciation and amortization	2,564	3,197
Provision for student loan losses	(147)	(63)
Deferred income taxes	(124)	(33)
Changes in assets and liabilities:
Tuition receivable, net	353	(4,894)
Other current assets	(1,155)	(751)
Other assets	10	—
Accounts payable	128	1,618
Accrued expenses	(757)	(956)
Income taxes payable	3,307	(6,906)
Unearned tuition	(1,954)	5,572
Deferred lease incentives	—	1,531
Student loans originated	(723)	(571)
Collections on student loans receivable and held for sale	879	601
Net cash provided by operating activities	25,578	25,035
Cash flows from investing activities:
Purchases of property and equipment	(4,384)	(7,793)
Net cash used in investing activities	(4,384)	(7,793)
Cash flows from financing activities:
Common dividends paid.	(1,600)	(3,647)
Preferred dividends paid	(1,510)	—
Repurchase of common stock	(21,166)	(24,998)
Proceeds from exercise of stock options	11,949	—
Net cash used in financing activities	(12,327)	(28,645)
Net increase (decrease) in cash and cash equivalents	8,867	(11,403)
Cash and cash equivalents – beginning of period	82,089	97,004
Cash and cash equivalents – end of period	$90,956	$85,601
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$683	$181